Exhibit 99.4

NOTICE OF WITHDRAWAL

To Revoke

ELECTION(S) IN RESPECT OF SHARES OF COMMON STOCK OF INFINERA CORPORATION

In Connection With The

PROPOSED MERGER

of

INFINERA CORPORATION

with a wholly owned subsidiary of

NOKIA CORPORATION

The undersigned (“you” or the “Revoking Holder”) acknowledges that it previously submitted a valid election (an “Election”) for merger consideration in respect of shares of common stock, par value $0.001 per share (the “Infinera Common Stock”), of Infinera Corporation, a Delaware corporation (“Infinera”), in connection with the proposed merger (the “Merger”) of Infinera with a wholly owned subsidiary of Nokia Corporation, a company incorporated under the laws of the Republic of Finland (“Nokia”) pursuant to that certain Agreement and Plan of Merger, dated as of June 27, 2024 (the “Merger Agreement”), by and among Nokia, Neptune of America Corporation, a Delaware corporation, and Infinera. Additional details related to the Merger, the Merger Agreement and the Election can be found in the Proxy Statement of Infinera Corporation / Prospectus of Nokia Corporation, dated as of [•][•], 2024 (the “Proxy Statement/Prospectus”). The Proxy Statement/Prospectus is included as part of the Registration Statement on Form F-4 (File No.: 333-281179), filed with the SEC on [•][•], 2024. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Nokia and Infinera, may be obtained at the SEC’s website, www.sec.gov.

You may, at any time prior to 5:00 p.m., Eastern Daylight Time, on September 30, 2024 (the “Election Deadline”), change or revoke your Election in respect of any of your shares of Infinera Common Stock. If you revoke your Election in respect of any such shares, you will be deemed to have elected to receive the Cash Consideration (as defined in the Proxy Statement/Prospectus and hereinafter used as so defined) in respect of such shares of Infinera Common Stock to which such Election previously applied, unless a contrary Election is subsequently made in respect of such shares prior to the Election Deadline. No Election in respect of any shares of Infinera Common Stock may be revoked after the Election Deadline, unless such revocation is prior to and in connection with a sale or transfer of such shares. If the sale or transfer of shares of Infinera Common Stock, and the revocation in connection therewith, occurs after the Election Deadline, an Election to receive the Cash Consideration will be deemed to have been made in respect of such shares and no contrary Election may be subsequently made. No Elections are permitted after the Election Deadline.

By submitting this Notice of Withdrawal to Computershare Trust Company, N.A., as agent for Citibank, N.A., the exchange agent in connection with the Merger (the “Exchange Agent”), you irrevocably and unconditionally revoke your Election in respect of the shares of Infinera Common Stock set forth below and instruct the Exchange Agent to release such shares from the prior Election.

If you are submitting this Notice of Withdrawal and revoking your Election at any time after the Election Deadline, by submitting this Notice of Withdrawal you hereby certify that your Election is being revoked prior to and in connection with the sale or transfer of the shares of Infinera Common Stock for which your Election was validly submitted prior to the Election Deadline.

Certificated Shares of Infinera Common Stock			Uncertificated/Direct Registration Shares of Infinera Common Stock
Share Certificate Number(s)	Number of Shares of Infinera Common Stock for which your Election(s) is/are hereby being revoked	Date(s) such Elections were submitted to the Exchange Agent	Number of Shares of Infinera Common Stock for which your Election(s) is/are hereby being revoked	Date(s) such Elections were submitted to the Exchange Agent

Total Number of Shares of Infinera Common Stock for which your Election(s) is/are hereby being revoked:

If you hold your shares of Infinera Common Stock through a bank, broker or other nominee (often referred to as “held in street name”) and wish to revoke your Election for any such shares, you should promptly contact your bank, broker or other nominee and follow its instructions as to the procedures for revoking your Election.

This Notice of Withdrawal must be signed below by the registered holder(s) of the shares of Infinera Common Stock for which an Election was validly submitted prior to the Election Deadline as its or their names appear on the registered stockholder account, stock certificate(s), or on a security position listing. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s)[1]:

Name(s) of the registered holders(s), if different:

Account Number(s):

Signature(s):

Capacity (full title):

Address (including Zip Code):

Telephone Number (including Area Code):

Tax Identification or Social Security No.:

Dated:

Please return this Notice of Withdrawal to Computershare Trust Company, N.A., as agent for the Exchange Agent in accordance with the below instruction:

If delivering by U.S. mail:	If delivering by courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 150 Royall Street Canton, MA 02021-1101

Questions and requests for assistance or may be directed to Sodali & Co., the information agent for the Merger, at (800) 662-5200 (for registered holders of Infinera Common Stock) or (203) 658-9400 (for banks and brokers) or by email at INFN@investor.sodali.com.

[1]	Please note that if your shares of Infinera Common Stock are held in a joint account, names and signatures of both owners are required.

2